Exhibit 99.48

NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST INCREASES
FOURTH QUARTER DIVIDEND

♦	Dividend increases to $0.15 per share
♦	Equates to an annualized 5.5% dividend yield based upon the December 15, 2005, closing price

DALLAS — (December 15, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared a quarterly cash dividend of $0.15 per fully diluted share for the fourth quarter ending December 31, 2004. The dividend is payable on January 18, 2004, to shareholders of record as of December 31, 2004, and represents a 7% increase from the third quarter of 2004. On an annualized basis, the dividend equates to a 5.5% dividend yield based on the Company’s closing price on December 15, 2004.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “The pace of our investment program and the continued improvement in our portfolio has enabled us to increase our dividend for the third consecutive quarter. We will continue to evaluate potential dividend growth through 2005.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the ability to increase our dividend, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254     Phone: (972) 490-9600